UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2016

Power Solutions International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-35944	33-0963637
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

201 Mittel Drive, Wood Dale, Illinois 60191

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (630) 350-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 1, 2016, the Company entered into a second supplemental indenture (the “Supplemental Indenture”) to the indenture (“Indenture”) governing its $55.0 million 5.50% Senior Notes due 2018 (the “Notes”).

The material terms of the Supplemental Indenture include:

Interest Rate. Interest on the Notes has been increased to 6.50% per annum from 5.50% per annum.

Special Mandatory Offer to Purchase. The Special Mandatory Offer to Purchase has been eliminated.

Increase in Permitted Indebtedness. The basket for permitted credit agreement indebtedness has been increased to $145.0 million (from $125.0 million), with such amount reducing to $135.00 million effective February 1, 2017. The $10.0 million general permitted indebtedness basket has been eliminated.

The foregoing description of the Supplemental Indenture is not complete and is qualified in its entirety by reference to the Supplemental Indenture, a copy of which is attached hereto as Exhibit 4.1, and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On April 4, 2016, the Company issued a press release announcing the execution of the Supplemental Indenture, a copy of which is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

4.1	Second Supplemental Indenture dated as of April 1, 2016 by and among Power Solutions International, Inc., The Bank of New York Mellon, as Trustee, and the Guarantors party thereto.

99.1	Press Release of Power Solutions International, Inc. dated April 4, 2016 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Michael P. Lewis
Michael P. Lewis
Chief Financial Officer

Dated: April 4, 2016